Exhibit 10.15
Robert J. (Bob) Button
14th March 2012
Dear Bob:
     Glori Energy Inc. (“Company”) is pleased to offer you the position of President of Glori Holdings Inc. (“Holdings”) collectively the “Company”). This letter sets forth the terms of your employment.
     Start Date, Position/Job Title, Duties: You will start on or before March 19th 2012 and will report to the CEO of the Company. You will serve as President of Holdings, in which capacity you will perform the duties of such office as established from time to time by the Board of Directors (“Board”) of the Company, including the duties set forth on Schedule A hereto, Please note, by signing this letter you confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from taking this position or performing your duties with the Company.
     Place of Performance. In connection with your employment by the Company, your principal business address shall be at the Company’s current principal executive offices in Houston, Texas (the “Principal Place of Employment”) or in such other place as the Executive and the Company may agree.
     Compensation: You will be paid a salary of $240,000 annually, less applicable taxes, deductions and withholding (“Base Salary”), payable on the Company’s regular payroll dates. The Compensation Committee shall review your Base Salary at least annually. Your Base Salary may be increased but not decreased, unless such decrease is agreed by You and the Company. Additionally, you will be eligible for annual bonus award of up to 30% of base salary to be paid at the discretion of the Board. Applicable objectives, metrics, and employee performance impacting the annual bonus will be discussed with the CEO at regular intervals throughout the year. On commencement of employment you will be paid a one time “sign-on” bonus of $30,000 (less applicable taxes, withholdings and deductions). Should you terminate your employment without Good Reason within 6 months, this bonus will be forfeit and you will be required to reimburse the Company for the full amount.
     Employee Benefits: You will be eligible to participate in all present and future medical, dental, vision, accident and disability plans, and all similar benefits made available generally to employees of the Company. You also will be eligible to receive paid vacation time. Currently, you will be eligible for four (4) weeks of paid vacation per year, which shall accrue on a prorated
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basis. Materials regarding the Company’s employee benefits, including accrual of paid time off, are being provided to you under separate cover.
     Stock: Contingent upon commencement of your employment and subject to the approval of the Company’s Board of Directors, you will be granted an option (the “Option”) to purchase 300,000 shares of the Company’s common stock (the “Option Shares”) under the Company’s Stock Option/Stock Issuance Plan (the “Plan”). The Option Shares will vest over four years with 25% vesting on the first anniversary of your employment and the remainder monthly over 36 months thereafter and have an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined by the Company’s Board of Directors. It is intended that this Option will be structured as a non qualified stock option for federal income tax purposes. As will be set forth in the Option and Plan, the Option Shares granted to you shall be subject to vesting and other terms and conditions. The Option and the Plan will be provided to you under separate cover.
     Expenses: The Company shall promptly reimburse you for all reasonable business expenses incurred during your employment in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Such payments under this paragraph shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. The parties intend and agree that such ten (10) business day deadline is not to be extended as a result of the following sentence which is included solely for the purpose of complying with Section 409A. The Company shall pay you the amount of such expenses by the last day of your taxable year following the taxable year in which you incurred such expenses. The expenses that are subject to reimbursement pursuant to this paragraph shall not be limited as a result of when the expenses are incurred. The amount of expenses eligible for reimbursement pursuant to this paragraph during a given taxable year of the your employment shall not affect the amount of expenses eligible for reimbursement in any other taxable year of your employment. The right to reimbursement pursuant to this paragraph is not subject to liquidation or exchange for another benefit.
     Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete Agreement: You will be required, as a condition of your employment with the Company, to sign a Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete Agreement in the form attached hereto (“Proprietary Information and Inventions Agreement” or “PIIA”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, a non-disclosure of proprietary information as well as a restrictive covenant regarding employment with entities which
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compete with the Company and non-solicitation of the Company’s employees for a period of time.
     Employment Relationship:
          1. At-Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause, provided, that in the event of termination without cause, you will be provided 30 days written notice. This is the full and complete agreement between you and the Company on this term. Except as expressly provided below, or under the Option or Plan or any other Company program or arrangement, upon termination you shall only be entitled to receive your Base Salary earned to the date of termination and any “Benefit Obligation,” which shall mean payment by the Company to you (or your designated beneficiary or legal representative, as applicable), when due, and in accordance with the terms of the applicable employee benefit plans and compensation arrangements, of all vested benefits to which you are entitled under the terms of the employee benefit plans and compensation arrangements in which the you are a participant as of the date of termination.. Termination shall be communicated by personal delivery of written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances which are the basis for termination of your employment under the provision so indicated.
          2. Involuntary Termination. If your employment is terminated by the Company without “Cause” (as defined below), if you voluntarily terminate your employment with Company for “Good Reason” (as defined below), or your employment is terminated due to death or Disability (as defined in Section 422 (c) of the Code) then, contingent upon you or your estate executing a full and complete general release of and covenant not to sue the Company you shall be entitled to receive severance equal to (i) that portion of any bonus earned but unpaid, (ii) continuation of your base salary for six months, to be paid on regular payroll dates and (ii) continuation of your medical insurance benefits during such period or reimbursement of COBRA premiums in the event we are not able to maintain you as a member of our insured group. The bonus payment shall be made within 30 days from termination of employment.
          3. Termination for Cause or Without Good Reason. If the Company terminates your employment for Cause or if you voluntarily terminate your employment without Good Reason, then (i) the Company’s obligations under this Letter Agreement shall immediately cease, and (ii) you shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than the portion of your Base Salary, any unpaid expenses, any accrued vacation pay earned by you, in each case, to the extent not theretofore paid. The Company shall pay you the Benefit Obligation at the times specified in and in accordance with the terms
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of the applicable employee benefit plans and compensation arrangements. You shall not have breached this Agreement if you terminate your employment for any reason.
          4. Definitions.
               “Cause” shall mean (i) the commission of any act of fraud or embezzlement by you; (ii) any unauthorized use or disclosure by you of any material confidential information or trade secrets of the Company; (iii) your indictment for, conviction of, or plea of no contest with respect to any felony violation or any crime of moral turpitude or dishonesty; (iv) your unauthorized absence from work for reasons other than illness or legally protected leave of absence as determined by the Board; (v) your substance abuse or other misconduct that in any manner that materially interferes with the performance of your duties on behalf of the Company; (vi) any failure or refusal by you to perform your material duties in an acceptable manner or to follow the lawful and proper directives of the Company that are within the scope of your duties after a reasonable notice and cure period of not less than 30 days, as determined by the Board; or (vii) any other misconduct by you that materially and adversely affects the business or affairs of the Company after a reasonable notice and cure period of not less than 15 days, as determined by the Board.
          Cause shall not exist unless and until the Company has delivered to you a copy of a resolution duly adopted by the Board of Directors determining that one of the foregoing requirements has been met.
               “Good Reason” shall mean your voluntary resignation within three months following: (i) a change in your position with the Company that materially reduces your duties and responsibilities; (ii) a reduction in your Base Salary by more than 10%, other than a reduction that by resolution of the Board is applicable to all executive officers of the Company generally; or (iii) a relocation of your principal place of employment resulting in more than 20 miles additional/incremental commute from your current residence, as stated in the Notice provision below, without your consent; provided and only if any such change, reduction or relocation is effected by the Company without your consent.
     Outside Activities: While you render services to the Company, you will devote your full time and attention to the Company and agree that you will not engage in any other employment, consulting or other business activity without the written consent of the CEO, provided that you may engage in additional activities in connection with investments, current or future, commitments regarding the boards of directors of other business entities and community affairs that are not inconsistent or do not interfere with your duties.
     Withholding Taxes: All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.
     Tax and Legal Advice: By signing this letter, you acknowledge that you have had an opportunity to consult with legal counsel and tax and other advisors regarding this Letter Agreement.
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     Severability: If any provision of this Letter Agreement is held illegal, invalid or unenforceable to any extent, this Letter Agreement shall be construed and enforced as if such provision was never a part of this Letter Agreement and the remaining provision of this Letter Agreement shall remain in full force and effect and shall not be affected by illegal, invalid or unenforceable provision or by their severance.
     Indemnification, Insurance; The Company shall indemnify you to the fullest extent extended to the other executive officers of the Company. In addition, you will be covered by directors and officers insurance policies the Company shall maintain generally for the benefit of its officers and directors against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which you may be made a party by reason of being an officer of the Company. In the event of Involuntary Termination as set forth above, you shall not be required to release any rights to indemnification or insurance coverage related to your service as an officer of the Company.
     Notice: For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) upon receipt by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
22615 Arbor Stream Drive
Katy, Texas 77450

If to the Company:
4315 South Drive
Houston, Texas 77053
or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     Entire Agreement: If you wish to accept this offer, please sign and date this letter below where indicated. You will be required to sign the enclosed PIIA and return it on your first day of employment. This Letter Agreement along with the PIIA supersede all prior discussions and agreements, whether written, oral or implied, among the parties with respect to the subject matter hereof and contain the sole and entire agreement between you and the Company with respect to the subject matter herein. You further represent, warrant, and agree that, except as expressly set forth herein, no representations or promises, whether expressed, implied or otherwise, of any kind, nature or description whatsoever have been made to you by the Company or relied upon by you as an inducement to entering into this Letter Agreement.
4315 South Drive | Houston Texas 77053 | Tel: 713 237 8880 | Fax: 713 237 8585 | glorioil.com

     Proof of Right to Work: As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States.
     Controlling Law: This Letter Agreement shall be construed and interpreted in accordance with the laws of the State of Texas without giving effect to conflict of law principles. With respect to any suit, action, or other proceeding arising from (or relating to) this Letter Agreement or your employment, you and the Company irrevocably agree to the exclusive personal jurisdiction and venue of any federal or Texas state court within Harris County, Texas.
     Successors or Assigns: This Letter Agreement shall inure to the benefit of any successor or assigns of the Company. You shall not be entitled to assign any of your rights or obligations under this Letter Agreement. The terms and provision of this Letter Agreement are intended solely for the benefit of each party hereto and the Company’s successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.
Dispute Resolution: Any dispute or controversy arising under or in connection with this Agreement, the Executive’s employment by the Company or the Executive’s compensation or benefits (a “Dispute”) shall be attempted to be resolved in accordance with the procedures described in this Section.
     (a) First, the parties shall attempt in good faith to resolve any Dispute promptly by negotiations between you and the executives or directors of the Company who have authority to settle the Dispute. Either party may give the other disputing party written notice of any Dispute not resolved in the normal course of business. Within five days after the effective date of that notice, the Executive and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. The first of those meetings shall take place within 30 days of the effective date of the disputing party’s notice. If the Dispute has not been resolved within 60 days of the disputing party’s notice, or if the parties fail to agree on a time and place for an initial meeting within five days of that notice, either party may initiate mediation of the Dispute as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiators shall be given at least three business days’ notice of that intention and may also be accompanied by an attorney. All negotiations pursuant to this Section shall be treated as compromise and settlement negotiations for the purposes of applicable rules of evidence and procedure.
     (b) Second, if the Dispute is not resolved through negotiation as provided above, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral mediator, they shall seek the assistance of the American Arbitration Association in the selection process. Each party shall bear the cost of mediation equally.
4315 South Drive | Houston Texas 77053 | Tel: 713 237 8880 | Fax: 713 237 8585 | glorioil.com

     Compliance With Section 409A. It is intended that this Agreement shall comply with Section 409A. The provisions of this Agreement shall be interpreted and administered in a manner that complies with Section 409A.
     We are very excited about the prospect of your joining the Company. We look forward to your favorable reply and to a productive working relationship. This offer, if not accepted, will expire at the close of business on Friday, 16th March, 2012, unless extended by mutual agreement.
     If you have any questions regarding this offer, please call me.
Sincerely,
/s/ Stuart Page
Stuart Page, CEO
I accept this Letter Agreement:
/s/ Robert Button
Robert Button
Date: March 16, 2012
Attachment: 1. Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete Agreement
4315 South Drive | Houston Texas 77053 | Tel: 713 237 8880 | Fax: 713 237 8585 | glorioil.com

Schedule A
Key responsibilities for this leadership role include:
•	Identification and evaluation for potential acquisition of waterflood driven oilfields. Typically, these will be fields that are already abandoned or severely depleted.
•	Lead the negotiations and close on the acquisition of these oilfields.
•	Provide “hands-on” technical and operational leadership in waterflood production operations. This will include all facets of surface and subsurface equipment and water injection / oil production wellbores.
•	Development and implementation of future work programs to optimize and enhance production.
•	Provide organization development leadership in building and supporting an engineering and operations team as Glori Energy acquires more oilfield assets.
•	Participate as a member of the leadership team to determine strategy, and direction in all relevant matters
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CONFIDENTIALITY, PROPRIETARY INFORMATION AND
INVENTIONS ASSIGNMENT, AND NON-COMPETE AGREEMENT
     This Confidentiality, Proprietary Information and Inventions Assignment, and Non-Compete Agreement (the “Confidentiality Agreement” or “Agreement”) is entered into between Robert J. Button (“I” or “me”) and Glori Energy Inc., a Delaware corporation (the “Company”), is entered into as of April 10, 2012 and effective as of March 19, 2012.
     In consideration of the following: (1) my employment by the Company; (2) the Company’s initial and continued disclosure to me of certain Proprietary Information (as defined below); (3) the initial and continued provision of specialized training by the Company to me; (4) any compensation now and/or hereafter paid to me; and (5) for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree with the Company as follows:
     1. Definitions:
          1.1 The term “Cause” shall mean shall mean (i) the commission of any act of fraud or embezzlement by me; (ii) any unauthorized use or disclosure by me of any material confidential information or trade secrets of the Company; (iii) my indictment for, conviction of, or plea of no contest with respect to any felony violation or any crime of moral turpitude or dishonesty; (iv) my unauthorized absence from work for reasons other than illness or legally protected leave of absence as determined by the Board; (v) my substance abuse or other misconduct that in any manner that materially interferes with the performance of my duties on behalf of the Company; (vi) any failure or refusal by me to perform your material duties in an acceptable manner or to follow the lawful and proper directives of the Company that are within the scope of your duties after a reasonable notice and cure period of not less than 30 days, as determined by the Board; or (vii) any other misconduct by me that materially and adversely affects the business or affairs of the Company after a reasonable notice and cure period of not less than 15 days, as determined by the Board..
          1.2 The term “Corporate Transaction” shall mean a change in ownership or control of the Company effected through any of the following transactions:
               (a) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Company’s outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction;
               (b) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company’s assets; or
               (c) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13-d3 of the 1934 Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities from persons other than the Corporation.
     In no event shall either of the following be deemed to constitute a Corporate Transaction: (A) any public offering of the Company’s securities or (B) the sale by the Company of its shares of its capital stock to investors in bona fide financing transactions.
          1.3 The term “Inventions” means discoveries; developments; trade secrets; processes; formulas; data; software programs; and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property laws or industrial property laws in the United States or elsewhere. The term “Inventions” shall not apply to an invention that the employee developed entirely on his or her own time without using the Company’s resources or Proprietary Information or trade secret information, unless such inventions relate at the time of conception or reduction to practice of the invention to the business of the Company, which shall be defined as (i) the research and development, promotion and commercialization of microbial enhanced oil recovery and other microbial-based products/services for the oil and gas business, including the acquisition of non-producing end-of-life oil fields and low-producing oil fields in geographies that the Company’s expects will improve our portfolio of field successes (the “Company Business”) or (ii) actual or demonstrably anticipated research or development of the Company.
          1.4 The term “Proprietary Information” means information owned by the Company or licensed from third parties regarding (a) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, contracts and other agreements, suppliers, customers, and customer lists; (b) the identity, skills and compensation of employees, contractors, and consultants; (c) specialized training provided to employees and contractors; and (d) information related to Inventions owned by the Company or licensed from third parties and trade secrets. Proprietary Information shall not include material or information (i) already in the public domain through no action of my own or (ii) actions of a third party not authorized to release such material into the public domain, or (iii) information already in my possession, provided the information is not known by me to be subject to another confidentiality agreement, or other obligation of secrecy, with the company or any of its subsidiaries, or (iv) becomes available to me on a nonconfidential basis from a source other than the company or any of its subsidiaries or any of their respective directors, officers, agents or advisors, provided that such source is not known by me to be bound by a confidentiality agreement or other obligation of secrecy to the Company or any of its subsidiaries..
          1.5 The term “Service” means any period during which I am employed by the Company.
          1.6 The term “Third Party Information” means confidential or trade secret information that the Company may from time to time receive from third parties or information related to Inventions of third parties, which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for certain limited purposes. Third Party Information shall not include material already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain or (iii) information already in my possession, provided the information is not known by me to be subject to another confidentiality agreement, or other obligation of secrecy, with the company or any of its subsidiaries, or (iv) becomes available to me on a non confidential basis from a source other than the company or any of its subsidiaries or any of their respective directors, officers, agents or advisors, provided that such source is not known by me to be bound by a confidentiality agreement or other obligation of secrecy to the Company or any of its subsidiaries.
     2. Nondisclosure.
          2.1 I acknowledge that in connection with the commencement of my Service the Company provided me with Proprietary Information and will continue to provide me with Proprietary Information during the term of my Service. I further acknowledge that throughout my Service the Company will continue to provide Proprietary Information to me. In consideration of the Company’s provision of Proprietary Information , I agree that during my Service and thereafter, pursuant to this Agreement, I will hold in strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Proprietary Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Board of Directors of the Company expressly authorizes such in writing. I also agree that in connection with this Agreement, I will also be bound by the provisions of Section 7. I further acknowledge and agree that the Company’s conduct in providing me with Proprietary Information in exchange for disclosure to me of Proprietary Information gives rise to the Company’s interest in restraining me from competing against the Company as set forth in Section 7 (the “Non-Compete Agreement”), and that my agreement to the Non-Compete Agreement is designed to enforce my Nondisclosure Agreement.
          2.2 At all times during my Service and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose, discuss, transmit, use, lecture upon, or publish any Third Party Information, except as such disclosure, discussion, transmission, use, or publication may be required in connection with my Service, or unless the Board of Directors of the Company expressly authorizes such in writing.
     3. Assignment.
          3.1 The term “Ownership Rights” means all rights, title and interest (including but not limited to Intellectual Property Rights) in property, whether that property is tangible or intangible. The term “Intellectual Property Rights” means all intellectual property and industrial property rights of any kind whatsoever throughout the world, including but not limited to patent rights, copyrights (including but not limited to mask work rights), trade secret rights, and, if recognized, Moral Rights (where “Moral Rights” means all rights related to paternity, integrity, disclosure, and withdrawal). I hereby irrevocably assign to the Company any Ownership Rights I may have or may acquire in any Proprietary Information and acknowledge that all Proprietary Information shall be the sole property of the Company and that the Company shall be the sole owner of all Ownership Rights in connection therewith.
          3.2 The term “Company Inventions” means all Inventions that (a) relate to the Company Business and that are discovered, developed, created, conceived, reduced to practice,

made, learned or written by me, either alone or jointly with others, in the course of my Service; (b) utilize, incorporate or otherwise relate to Proprietary Information; (c) I discovered, developed, created, conceived, reduced to practice, made, or wrote prior to or outside the scope of my Service and that I have incorporated into any Inventions owned by or assigned to the Company and/or its assigns; or (d) are discovered, developed, created, conceived, reduced to practice, made, or written by me using Company property or equipment. I hereby irrevocably assign to the Company all my Ownership Rights in and to any and all Company Inventions. All Inventions made, during the period commencing with the date hereof and terminating one year after termination of the employment relationship shall be presumed to have been conceived during my employment by the Company unless I can prove conclusively that it was conceived after the termination of my employment with the Company.
          3.3 I acknowledge and agree that any work of authorship comprising Company Inventions shall be deemed to be a “work made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101 (2000)). To the extent that any such work of authorship may not be deemed to be a work made for hire, I hereby irrevocably assign all my Ownership Rights in and to such work to the Company. If any such work of authorship cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my Service, I agree not to (a) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (b) merge any such work of authorship with other Inventions. Excluded from this definition are items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain. To the extent Moral Rights may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.
          3.4 I acknowledge and agree that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, (a) a license from the Company to me to make, use, license, or transfer in any way a Company Invention or (b) a license from the Company to me regarding any of the Company’s existing or future Ownership Rights.
          3.5 For clarity, the assignments in this section shall not apply to any material that the employee developed entirely on his or her own time without using the Company’s resources or Proprietary Information , unless such materials relate, at the time of conception or reduction to practice, to the Company Business during the period of my Service.
     4. Enforcement of Rights.
          4.1 I will assist the Company in every proper and legal way to obtain and from time to time enforce Ownership Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Ownership Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Ownership Rights to the Company. My obligation to assist the Company with respect to Ownership Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my Service, but the Company shall compensate me at a mutually agreeable reasonable rate plus expenses after such termination for the time actually spent by me at the Company’s request on such assistance.
          4.2 In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph except for my refusal to sign, I hereby irrevocably designate and appoint the Company and its assigns duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Ownership Rights assigned hereunder to the Company.
     5. Obligation to Keep Company Informed.
     During my Service, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Company Inventions (but to the extent a Company Invention is based only upon ideas or know-how, then the Company Invention must be commercially material before it must be disclosed in writing to the Company). In addition, during the first year after termination of my Service, I will provide the Company with a complete copy of each patent application and copyright registration application related to the Company Business (including but not limited to any mask work registration application) that is either filed by me or that names me as an inventor, co-inventor, author, co-author, creator, co-creator, developer, or co-developer. I will not be obligated to provide such copy until such application becomes public record.
     6. Non-Solicitation and Non-Competition.
          6.1 During my Service, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes with the Company in the state of Texas, or in any other state in the United States, in which the business of the Company is conducted or has been proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through NASDAQ.
          6.2 During my Service and for a period of one year after my Service is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company to terminate his or her employment relationship or consulting relationship with or for the Company, nor will I, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity that competes with the Company solicit the services of any former employee of the Company whose service has been terminated for less than three (3) months. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this Agreement, and are required for the protection of the Company, including, but not limited to, the protection of the goodwill of the Company, the Proprietary Information of the Company (as provided to me), the Intellectual Property Rights of the Company, the Inventions of the Company, as well as the business of the Company.
          6.3 For a period of (i) nine months after my Service is terminated by Company for Cause or I resign my employment; or (ii) six months after my Service is terminated by the Company for any reason other than Cause, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation or business entity of any type, solicit to the detriment of the Company and/or for the benefit of myself or any competitor of the Company, take away or attempt to take away, in whole or in part, any Customer of the Company or otherwise interfere with the Company’s relationship with any Customer, including inducing or attempting to induce any customer, supplier, vendor or any other person to cease doing business with the Company for any reason. For purposes of this Section 6(c), “Customer” shall mean prospective, present and former (within twelve months prior to the date of termination) customers of the Company. A prospective customer is one which the Company has met with to obtain business or made a proposal to during the twelve months immediately preceding my termination of employment. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this Agreement, and are required for the protection of the Company including, but not limited to, the protection of the goodwill of the Company, Proprietary Information of the Company (as provided to me), Intellectual Property Rights of the Company, Inventions of the Company, as well as the business interests of the Company.
     7. Post-Employment Non-Compete and Notice Agreement.
          7.1 I agree that for (i) a six month period following my resignation if I resign my employment with the Company (the “Resignation Non-Compete Period”); or (ii) a six month period following the termination of employment by the Company for Cause (the “Cause Non-Compete Period”); or (iii) a six month period following the Company’s terminating my employment for any reason other than for Cause or if I terminate for Good Reason (the “Termination Non-Compete Period”) except under the circumstances as described in this Section 7, I will not accept employment, provide contract services to, or otherwise participate directly or indirectly in any business which engages in the Company Business directly or indirectly, in the state of Texas, or in any other State of the United States or any province or state in any other country in the world where the Company engages or has plans to engage in business, provided that this prohibition shall not apply to me working for an E&P Company that utilizes the Company’s enhanced oil recovery technology or other available enhanced oil recovery technologies, whether or not such other oil recovery technology competes with the Company’s enhanced oil recovery technology. I also agree that for the same period I will not participate in the ownership, management, operation, financing or control of, or consult for or otherwise render services to a business which engages in the Company Business. Notwithstanding the foregoing, I am permitted to own up to 1% of any class of securities of any corporation in competition with the Company that is traded on a national securities exchange or through NASDAQ. I acknowledge that these restrictions are fair, reasonable, ancillary to Section 2.1 of this

Agreement, and are required for the protection of the Company, including, but not limited to, the protection of the goodwill of the Company, Proprietary Information of the Company (as provided to me), Intellectual Property Rights of the Company, Inventions of the Company, as well as the business interests of the Company.
          7.2 During my employment and during either the (i) Resignation Non-Compete Period; the (ii) Cause Non-Compete Period or the (ii) Termination Non-Compete Period, as applicable, I agree to provide written notice to either the Company’s Chairman, CEO or President notifying the Company of any employment which I intend to accept or self-employment in which I intend to engage (the “New Employment Notice”), if the employment relates to the Company Business. The New Employment Notice shall provide the name of the potential employer and a statement of the general nature of the potential employment or in the case of self-employment, the business which I intend to engage. I agree to provide the New Employment Notice at least 14 days prior to the anticipated scheduled commencement of such employment.
     8. No Improper Use of Materials. I represent and warrant that during my Service I shall not use or incorporate into any Company Invention any confidential information or trade secrets of any former employer, any person or entity for whom I provided services, or any other person or entity, unless I have obtained all consents, licenses, or other rights necessary to allow me to provide the Company with the assignments and licenses set forth herein. I represent and warrant that during my Service I shall not improperly use or disclose any confidential or trade secret information, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless expressly consented to in writing by that former employer, person, or entity. Excluded from this clause are items already in the public domain through no action of my own or actions of a third party not authorized to release such material into the public domain or (iii) information already in my possession, provided the information is not known by the executive to be subject to another confidentiality agreement, or other obligation of secrecy, with the company or any of its subsidiaries, or (iv) becomes available to me on a non confidential basis from a source other than the company or any of its subsidiaries or any of their respective directors, officers, agents or advisors, provided that such source is not known by me to be bound by a confidentiality agreement or other obligation of secrecy to the Company or any of its subsidiaries.
     9. No Conflicting Obligation. I represent that my performance of all the terms of this Confidentiality Agreement and my Service does not and will not breach any agreement between me and any other employer, customer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
     10. Return of Company Property. When my Service is completed, I will immediately deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents (whether written, printed, or otherwise reproduced or recorded), together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information. I will also immediately deliver all Company property; including but not limited to laptops, pagers, cell phones, corporate credit cards, keys and/or access cards. I further agree that all property situated on the Company’s premises and owned, leased, or licensed by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by personnel of the Company at any time with or without notice.
     11. Legal and Equitable Remedies. Because my services are personal and unique and because I will have access to and become acquainted with Proprietary Information, the Company shall have the right to enforce this Confidentiality Agreement and any of its provisions by injunction, specific performance, or other equitable relief without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Confidentiality Agreement.
     12. Authorization to Notify New Employer. I agree to provide and hereby authorize the Company to provide a written copy of this agreement or to notify in writing any new employer or entity, engaged in the Company Business, for whom I provide services about my rights and obligations under this Confidentiality Agreement for six months following the termination of my Service.
     13. Non-disparagement. I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, including but not limited to its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position, performance and other similar information concerning the Company. The Company agrees that its Chief Executive Officers as well as the members of its Board of Directors will not make any negative or disparaging statements or comments, either as fact or as opinion, about me. Nothing contained in this paragraph is intended to prevent anyone from testifying truthfully in any legal proceeding.
     14. Confidentiality. I acknowledge and agree that the terms of this Agreement are strictly confidential and may not be disclosed to anyone except my lawyer, spouse, financial consultant or as necessary to perform my notification or disclosure obligations hereunder or to enforce the agreement. Without in any way limiting your agreement that this Agreement is confidential, I expressly understand that I shall not disclose the content or existence of this Agreement to any third party, potential employees, employees and former employees of the Company, except as necessary to (i) comply with Section 12, (ii) enforce this Agreement or (ii) disclose to such third party or person that I am subject to a duty of confidentiality to the Company (without disclosing the specific provisions of this Agreement).
     15. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon receipt by personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.
     16. General Provisions.
          16.1 Governing Law. This Confidentiality Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

          16.2 Exclusive Forum. I and Company hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Houston, Harris County, Texas, and we agree to the exclusive personal jurisdiction and venue of any court in Harris County, Texas and waive any defense thereto.
          16.3 Entire Agreement. This Confidentiality Agreement along with the Offer Letter (collectively, the “Employment Agreements”) supersede all agreements, whether oral or written, representations or discussions relating to the subject matter hereof and the Employment Agreements set forth the entire agreement related to the subject matter hereof. No modification of or amendment to any of the Employment Agreements nor any waiver of any rights under any of the Employment Agreements, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of the Employment Agreements.
          16.4 Severability. I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Confidentiality Agreement and shall survive this Confidentiality Agreement. I understand and agree that this Confidentiality Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 of this Agreement is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 7 of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Confidentiality Agreement shall be construed and enforced as if such provision was never a part of this Confidentiality Agreement, and (iii) the remaining provisions of this Confidentiality Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.
          16.5 Successors and Assigns. This Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns, except with regard to the non-compete covenants I have made in Section 7. When there is a Corporate Transaction then the following changes shall be made to Section 7: upon the closing of a Corporate Transaction, the Resignation Non-Compete Period shall remain at six months and the Termination Non-Compete Period shall change from six months to three months. Notwithstanding, I expressly agree that the Company has the right to assign this Confidentiality Agreement.
          16.6 Survival. The provisions of this Confidentiality Agreement shall survive the termination of my Service for any reason and the assignment of this Confidentiality Agreement by the Company to any successor in interest or other assignee.
          16.7 At-Will Relationship. I agree and understand that my Service is at will, which means that either I or the Company may terminate the relationship at any time, with or without prior notice and with or without cause. I further agree and understand that nothing in this Confidentiality Agreement shall confer any right with respect to continuation of Service, nor shall it interfere in any way with my right or the Company’s right to terminate my Service at any time, with or without notice and with or without cause.
          16.8 Waiver. No waiver by the Company or Employee of any breach of this Confidentiality Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company or Employee of any right under this Confidentiality Agreement shall be construed as a waiver of any other right. Neither the Company nor the Employee shall be required to give notice to enforce strict adherence to all terms of this Confidentiality Agreement.
          16.9 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Confidentiality Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.
          16.10 Headings. The headings to each section or paragraph of this Confidentiality Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.
     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY SERVICE, RESTRICTS MY RIGHT TO DISCLOSE OR USE PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY PERIOD OF SERVICE, AND PROHIBIT ME FROM COMPETING WITH THE COMPANY UNDER CIRCUMSTANCES NOTED IN THIS AGREEMENT AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY UNDER CIRCUMSTANCES NOTED IN THIS AGREEMENT AFTER MY SERVICE IS TERMINATED FOR ANY REASON.
[Signature Page Follows]

Dated April 10, 2012 and effective as of such date.

/s/ Robert J. Button

Robert J. Button

GLORI ENERGY INC.

By /s/ Stuart M. Page

Name Stuart M. Page

Title President and Chief Executive Officer

Signature Page to Confidentiality, Proprietary Information and
Inventions Assignment, and Non-Compete Agreement